Exhibit 10.45
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of the Effective Date (defined below), by and between Twin River Management Group, Inc., a Delaware corporation (the “Company”), and Kim Barker Lee (“Executive”).

WHEREAS, the Company desires to employ Executive as its Executive Vice President, Chief Legal Officer, and Executive desires to accept said employment, subject to the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises, representations and covenants contained herein, the parties hereto agree as follows:

1.EMPLOYMENT. The Company hereby employs Executive, and Executive hereby accepts such employment, subject to the terms and conditions set forth herein. Executive will hold the position of Executive Vice President, Chief Legal Officer of the Company (the “Position”) and will report directly to the Chief Executive Officer, Bally’s Corporation, or such other person as may be assigned by the Board of Directors of the Company in its sole discretion. Executive’s place of employment shall be primarily in Rhode Island, although Executive may be required to travel as part of their duties, but such travel shall not involve relocation for more than 3 months a year.

2.TERM. The term of employment under this Agreement will begin on a mutually agreed upon date, dependent upon any licensing required for her to commence employment (the “Effective Date”), and continue through December 31, 2024, subject to earlier termination by either party pursuant to Section 8 (the “Term”). The Executive acknowledges and agrees that the Executive is an “at-will” employee, and that their employment may be terminated at any time for any reason or for no reason, in accordance with the terms of Section 8.

3.COMPENSATION.

(a)The Company will pay to Executive, in accordance with the Company’s regular payroll practices, an annual base salary of Five Hundred Fifty thousand dollars ($550,000.00), which will be reviewed annually thereafter.

(b)Executive will be eligible to receive an annual cash performance bonus for each calendar year that ends during the Term, based on performance against performance criteria (each, an “Annual Bonus”). The performance criteria for any particular calendar year will be approved by the Compensation Committee of the Board of Directors of Bally’s Corporation (the “Board”). Such performance criteria may, at the sole and exclusive discretion of the Board, include factors and considerations not directly related to the Company’s financial performance. If no such performance criteria are established for Executive’s position, then the payment of any Annual Bonus is at the sole discretion of the Company. Executive’s target Annual Bonus for a calendar year will be in an amount equal one hundred percent (100%) of annual base salary. The actual amount of the Annual Bonus paid, if any, shall be subject to the achievement of the performance criteria established by the Board for that year to the satisfaction of the Board, with greater or lesser amounts paid for performance above and below target levels, as determined in the Board’s sole and exclusive discretion, and with no amount payable for performance below a threshold level of performance established by the Board. Executive’s Annual Bonus for a bonus period, if any, will be paid in the fiscal year following the fiscal year to which such Annual Bonus relates at the time as annual bonuses are paid to other similarly situated employees generally, but in any event no later than March 15th of the year following the year to which the Annual Bonus relates. Executive shall be eligible for an Annual Bonus on a pro-rated basis (as provided under section 8(d)) for any partial years of employment.

4.BUSINESS EXPENSES. During the Term, the Company will reimburse Executive, upon presentment of suitable receipts, vouchers, and completed expense reports, for all reasonable business expenses which may be incurred by Executive in connection with their employment. This shall include expenses for continuing legal education, executive education for Executive Vice President, Chief Legal Officers, bar dues, applicable insurance, and other reasonable professional expenses. Executive will comply with such restrictions and will keep such records as the Company may deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder (the “Code”).

5.RELOCATION EXPENSES. N/A

6.OTHER BENEFITS. During the Term, Executive will be eligible for paid time off (“PTO”) in accordance with the Company’s policy as established and amended from time to time and will be eligible to participate in such benefit plans and arrangements and to receive any other benefits customarily provided by the Company to its senior management personnel (the “Benefit Plans”). Unused PTO in any calendar year may not be carried over to any subsequent calendar year (or partial portions thereof).

7.DUTIES.

(a)Executive will have such powers and perform such duties as the Chief Executive Officer may assign to them, consistent with the duties and functions customarily associated with the position of Executive Vice President, Chief Legal Officer, including any legal duties or functions with or for any member of the Company Group (as defined below). Executive agrees to comply with the policies of Bally’s Corporation and the Company and be subject to the direction of Bally’s Chief Executive Officer. In the performance of their duties, Executive shall comply with the ABA Model Rules of Professional Conduct, or applicable state bar rules.

(b)During the Term, Executive will devote all of Executive’s business time and attention to the business of Bally’s Corporation and the Company, as necessary to fulfill Executive’s duties; provided that the foregoing will not prevent Executive from (i) serving on the boards of directors of non-profit organizations and, subject to the prior written approval of the Board, other for-profit companies; (ii) participating in charitable, civic, educational, professional, community or industry affairs; and (iii) managing Executive’s passive personal investments, so long as all such activities in the aggregate do not interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict.

(c)Executive will perform the duties assigned to Executive with fidelity and to the best of Executive’s ability, and in all cases, in compliance with their professional and ethical obligations as an attorney.

(d)Executive agrees that, at all times during the Term, Executive will obtain and maintain, in full force and effect, any and all licenses, permits and work authorizations in respect of the Position that may be required by any government authority or agency to enable Executive to properly work and perform the duties of Executive’s Position and the Company shall reimburse Executive for the costs and expenses of such licensing.

8.TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION OF EMPLOYMENT.

(a)Executive’s employment hereunder will terminate upon the first to occur of the following:

(i)in accordance with the terms of Section 8(f) upon written notice to Executive upon the determination by the Company that Executive’s employment will be terminated for any reason which would not constitute Justifiable Cause (as herein defined);

(ii)upon written notice to Executive upon the determination by the Company that there is Justifiable Cause for such termination;

(iii)automatically upon the death of Executive;

(iv)in accordance with the terms of Section 8(e) upon the Disability (as herein defined) of Executive;

(v)in accordance with the terms of Section 8(f) upon Executive’s notice to the Company of Executive’s determination to voluntarily terminate Executive’s employment for Good Reason;
(vi)upon Executive providing the Company with thirty (30) days’ written notice of Executive’s determination to voluntarily terminate Executive’s employment without Good Reason; or

(vii)Upon the expiration of the Term set forth in Section 2.

(b)For the purposes of this Agreement:

(i)“Disability” means the inability of Executive, due to illness, accident or any other physical or mental incapacity, substantially to perform the material and essential functions of Executive’s duties for a period exceeding a total of thirteen (13) weeks (whether or not consecutive) in any twelve (12) month period, as reasonably determined by the Company in good faith, with a reasonable accommodation (as defined under applicable law).
(ii)“Good Reason” means a termination of employment by Executive upon the occurrence of any of the following without Executive’s consent: (1) a material diminution in Executive’s Base Salary, other than a general reduction in Base Salary that affects all similarly situated senior executives of Bally’s Corporation in substantially the proportion; (2) a requirement to relocate Executive’s principal place of employment location by more than fifty (50) miles from Executive’s then current job location; or (3) a material diminution in Executive’s responsibilities (other than temporarily while Executive is physically or mentally incapacitated); provided, however, that the foregoing conditions will constitute Good Reason only if (A) Executive provides written notice to the Company within thirty (30) days of the initial existence of the condition(s) constituting Good Reason and (B) the Company fails to cure such condition(s) within sixty (60) days after receipt from Executive of such notice; and provided further, that Good Reason will cease to exist with respect to a condition six (6) months following the initial existence of such condition if Executive has elected to remain employed with the Company. Notwithstanding Section 8(b)(ii)(3) above, Executive acknowledges and agrees that any change in Executive’s reporting structure, duties, or responsibilities, including any change in any employees reporting to Executive, in connection with a reorganization of the management of the Company or Bally’s Corporation, shall not constitute “Good Reason” for the purposes of this Agreement, provided that Executive’s title remains Executive Vice President, Chief Legal Officer.

(iii)“Justifiable Cause” means:

(1)Executive's continued failure or refusal to perform Executive’s duties pursuant to this Agreement after notice from the Company which, if curable, is not cured within thirty (30) business days of Executive's receipt of written notice thereof from the Company;
(2)Executive’s material breach of this Agreement which, if curable, is not cured within thirty (30) business days of Executive's receipt of written notice thereof from the Company;

(3)Executive's actions resulting in the conviction of or plea of guilty or nolo contendere to any crime involving moral turpitude or any felony;

(4)Executive's performance of any act, or their failure to act, which constitutes, in the reasonable good faith determination of the Company, dishonesty or fraud, including misappropriation of funds;

(5)Executive’s illegal use of controlled substances;

(6)Executive’s intentional violation of a material Company written policy or code of conduct;

(7)the revocation, loss, or non-renewal of any gaming license required to be held by Executive; or

(8)any act or omission by Executive Involving gross malfeasance or gross negligence in the performance of Executive's duties

(iv)“Person” means an individual, corporation, limited liability company, association, partnership, joint venture, organization, business, trust or any other entity or organization, including a government or any subdivision or agency thereof, other than any direct or indirect subsidiary of Bally’s Corporation.

(c)Upon termination of Executive's employment by the Company for Justifiable Cause, or by Executive without Good Reason, Executive will not be entitled to any amounts or benefits hereunder, other than such unpaid portion of Executive's Base Salary and any other monies Executive is entitled to as a matter of right under the Company's written and established policies and Benefit Plans and reimbursement of expenses pursuant to Section 4 as have been accrued through the date of their termination of employment, which amounts will be paid as soon as reasonably practicable following the termination date (collectively, the “Accrued Amounts”).

(d)If Executive should die during the Term, this Agreement will terminate immediately. In such event, Executive's estate will thereupon be entitled to receive (i) any Accrued Amounts and (ii) a pro-rata portion of the Annual Bonus (determined by multiplying the Annual Bonus otherwise payable to Executive for the year in which their termination of employment occurred by a fraction equal to (1) the number of days Executive was employed by the Company during the applicable performance period, divided by (2) the total number of days in the applicable performance period), payable when annual bonuses for the applicable performance period is paid to other senior executives of the Company and Bally’s Corporation generally, but in no event later than two and one-half (2 ½) months following the calendar year of Executive's termination (a “Pro-Rata Bonus”). Executive's estate also will be entitled to any benefits payable under the terms of the Benefit Plan.

(e)Upon a finding by the Company of Executive's Disability in accordance with Section 8(b)(iii), the Company will have the right to terminate Executive's employment. Any termination of Executive's employment pursuant to this Section 8(e) will be effective on the date thirty (30) days after the date on which the Company notifies Executive of the Company's election to terminate. In such event, Executive will thereupon be entitled to receive any Accrued Amounts and a Pro-Rata Bonus for the year in which their termination of employment occurred. Executive will also be entitled to any benefits payable under the terms of the Benefit Plans.

(f)(i) Termination by the Company Without Justifiable Cause or by Executive for Good Reason. In the event that Executive's employment is terminated during the Term by (1) the Company without Justifiable Cause (other than due to Executive's death or Disability) or (2) Executive for Good Reason, in addition to any Accrued Amounts, subject to Section 8(f)(ii), (A) Executive will be entitled to receive, to the extent earned but not yet paid, Executive's Annual Bonus for the year prior to the year in which the termination of employment occurred (which, for purposes of this Section 8(f)(i), will be deemed to be earned if Executive remained employed by the Company through the end of the fiscal year to which such Annual Bonus relates); (B) Executive will be entitled to receive a Pro-Rata Bonus for the year in which their termination of employment occurred; and (C) the Company will continue to pay Executive their Base Salary for twelve (12) months in accordance with ordinary payroll practices (the “Severance Period”). In addition, the Executive will receive a monthly payment during the Severance Period in an amount equivalent to the approximate monthly COBRA Premium, that Executive may use to purchase continuation coverage benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), subject to the requirements of Section 8(f)(ii) below. The payments and benefits set forth in this Section 8(f)(i) will be in lieu of any and all other payments due and owing to Executive under the terms of this Agreement (other than any Accrued Amounts or benefits payable under the Benefit Plans).

(ii) Release and Compliance Requirement. The payments and benefits payable pursuant to Section 8(f)(i), other than any Accrued Amounts, are collectively referred to as the “Severance Payments.” Notwithstanding anything herein to the contrary, the Company's obligation to make or pay any portion of any Severance Payment is conditional upon (1) within sixty (60) days following Executive's termination of employment, Executive delivering to the Company a valid and effective separation and general release agreement in favor of Bally’s Corporation and the Company, including their respective officers, directors, employees, subsidiaries and affiliates, arising from Executive's employment in the Position, waiving all claims against the foregoing, in a form and substance acceptable to the Company, with all periods for revocation therein having expired; and (2) Executive's compliance with their obligations under Sections 10, 11, 12 and 13 hereof. Subject to the foregoing, any Severance Payments due hereunder will commence with the Company's first regularly scheduled payroll date upon or following the 60th day after Executive's termination of employment (the “Severance Payment
Commencement Date”), with any such Severance Payments that would otherwise have been payable prior to the Severance Payment Commencement Date instead being accumulated (without interest) and paid on the Severance Payment Commencement Date.

(g)Upon Executive's voluntary termination of employment hereunder, this Agreement (subject to Section 26) will terminate. Executive will be entitled to (1) any Accrued Amounts and (2) continue to participate in the Benefit Plans to the extent participation by former employees is required by law, with the expense of such participation to be as specified in such plans for former employees. Executive will also be entitled to any benefits payable under the terms of the Benefit Plans.

(h)Upon the Company giving notice of termination pursuant to Section 8(a)(i), or 8(a)(ii) or 8(a)(iii) or Executive giving notice of termination pursuant to Section 8(a)(v) or 8(a)(vi), the Company may require that Executive immediately leave the Company's premises and cease reporting to work, but such requirement will not affect the effective date of termination of employment or any other amounts payable pursuant to this Section 8.

(i)Following the termination of Executive's employment for any reason, if and to the extent requested by the Board, Executive agrees to resign from all fiduciary positions (including as trustee) and all other offices and positions Executive holds with the Company Group (as defined below); provided, however, that if Executive refuses to tender Executive's resignation after the Board has made such request, then the Board will be empowered to remove Executive from such offices and positions without providing Employee any additional consideration.

9.REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE. Executive represents and warrants that Executive is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing or hindering the performance of Executive’s duties hereunder.

10.NON-COMPETITION.

(a)In view of the unique and valuable services expected to be rendered by Executive to the Company Group (as defined below), Executive's knowledge of the trade secrets and other proprietary information relating to the business of the Company Group and in consideration of the compensation to be received hereunder, Executive agrees that, during Executive’s employment by the Company and during the twelve (12) month period following termination of Executive's employment for any reason (the “Non-Competition Period”), Executive will not, directly or indirectly, perform the same duties or substantially similar services to a Competing Business (as defined below) within the Restricted Area (as defined below) as were performed by Executive while employed by the Company, whether as an employee, owner, principal, partner, member, shareholder, independent contractor, or consultant. As referenced herein, “Competing Business” means any Person engaged in the business of owning, operating, or managing any (i) gaming, gambling, pari-mutuel, wagering, horseracing, video lottery terminal, or lottery-related enterprise or facility, including mobile sports wagering or online gaming, or (ii)
hotel, restaurant, or resort activities; any of which is undertaken or proposed to be undertaken by Bally’s Corporation, the Company, or any of their subsidiaries (collectively, the “Company Business”). As further referenced herein, the “Restricted Area” means the fifty (50)-mile radius of any location or facility where Bally’s Corporation, the Company, or any of their subsidiaries is engaged in or undertaking, or proposing to engage in or undertake, any Company Business. The record or beneficial ownership by Executive of up to one percent (1%) of any class of securities of any corporation whose securities are publicly traded on a national securities exchange or in the over-the-counter market will not of itself constitute a breach hereunder.

(b)Executive will not, directly or indirectly, during Executive’s employment by the Company or during the Non-Competition Period, alone, or in association with any other person or entity, request or cause any suppliers or customers with whom Bally’s Corporation, the Company, their parent(s), subsidiaries or affiliates (collectively, the “Company Group”) has a business relationship, to cancel or terminate any such business relationship with any member of the Company Group or solicit, interfere with, entice from any member of the Company Group any employee or other service provider of any member of the Company Group.

(c)Executive will not, directly or indirectly, during Executive’s employment by the Company or during the Non-Competition Period, solicit or induce any employee of the Company Group to terminate their employment within the Company Group, or actually employ, hire or engage any such employee for Executive’s own purposes or on behalf of any other person or business entity.

(d)At no time after the termination of Executive's employment for any reason will Executive utter, issue or circulate publicly any false statements, or remarks about any member of the Company Group and/or any of their respective businesses, or any of their respective officers, employees, directors, agents or representatives. At no time after the termination of Executive's employment for any reason will the Company, by press release or other formally released announcement, make any false statements about Executive. Notwithstanding the foregoing, statements made in the course of testimony in administrative, judicial or arbitral investigations or proceedings (including depositions in connection with such proceedings) will not be subject to this Section 10(d).

(e)If any portion of the restrictions set forth in this Section 10 is, for any reason whatsoever, declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions will not thereby be adversely affected.

(e)Executive acknowledges that the territorial and time limitations set forth in this Section 10 are reasonable and properly required for the adequate protection of the business of the Company Group. Executive hereby waives, to the extent permitted by law, any and all right to contest the validity of this Section 10 on the grounds of reasonableness or the breadth of its geographic or product and service coverage or length of term. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court will deem reasonable.
(f)The existence of any claim or cause of action by Executive against Bally’s Corporation, the Company or any other member of the Company Group will not constitute a defense to the enforcement by the Company Group of the foregoing restrictive covenants, but such claim or cause of action will be litigated separately.

11.INVENTIONS AND DISCOVERIES.

(a)Executive hereby acknowledges that all duties performed hereunder, were specifically ordered or commissioned by the Company (“Works”); that the Works shall constitute a work-made-for-hire as defined in the United States Copyright Act of 1976, United States Code, Title 17, §101, et seq; that the Company is and shall be the author of said work-made-for-hire and the owner of all rights in and to the Works throughout the universe, in perpetuity and in all languages, for all now known or hereafter existing uses, media and forms, including, without limitation, the copyrights therein and thereto throughout the universe for the Term; and that the Company shall have the right to make such changes therein and such uses thereof as it may deem necessary or desirable. Executive will promptly and fully disclose to Bally’s Corporation and the Company, with all necessary detail for a complete understanding of the same, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, developed, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of Bally’s Corporation or the Company) during the Term, solely or jointly with others or relating to any current or proposed business or activities of the Company Group known to him as a consequence of their employment or the rendering of advisory and consulting services hereunder, all of which further constitute the

Works.

(b)Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company all of Executive’s rights, title and interest in and to the Works, and Executive further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Works, and to execute, acknowledge and deliver all such further papers, including applications for trademarks, copyrights or patents, as may be necessary to obtain trademarks, copyrights and patents for any thereof in any and all countries and to vest title thereto in the Company. Executive will assist the Company in obtaining such trademarks, copyrights or patents during the Term, and any time thereafter, on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Works.

12.NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

(a)Executive will not, during the Term, or at any time following expiration or termination of this Agreement, directly or indirectly, disclose or permit to be disclosed, other than as is required In the regular and proper course of the performance of her duties hereunder (including required disclosures to the Company's auditors, advisors and consultants and gaming regulators) or as is required by law and their professional responsibilities as a lawyer (in which case Executive will give the Company prior written notice of such required disclosure as soon as possible and will make the most minimal disclosure required), or with the prior written consent of the Company, to any person, firm, corporation or other entity, any confidential information acquired by Executive during the course of, or as an incident to, Executive’s employment with the Company Group, relating to the Company Group, any client of the Company Group, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including the business affairs of each of the foregoing. Such confidential information shall include proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists, patron data and any other documents embodying such confidential information. These confidentiality obligations shall not apply to any confidential information which becomes publicly available.

(b)All information and documents relating to the Company Group as hereinabove described (or other business affairs) will be the exclusive property of the Company Group, and Executive will use Executive’s best efforts to prevent any publication or disclosure thereof. Upon termination of Executive's employment with the Company, all documents, records, reports, writings, and other similar documents containing confidential information, including copies thereof, then in Executive's possession or control shall be returned to the Company.

13.SPECIFIC PERFORMANCE. Executive agrees that if Executive breaches, or threatens to commit a breach of, any of the provisions of Sections 10, 11 or 12 (the “Restrictive Covenants”), the Company and each other member of the Company Group shall have, in addition to, and not in lieu of, any other rights and remedies available under law and in equity, the right to injunctive relief and/or to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction, without the posting of any bond or other security, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company Group and that money damages would not provide an adequate remedy. Notwithstanding the foregoing, nothing herein shall constitute a waiver by Executive of their right to contest whether a breach or threatened breach of any Restrictive Covenant has occurred. Executive shall, and the Company may, inform any future employer of the Restrictive Covenants and provide such employer with a copy thereof, prior to the commencement of that employment (or, in the Company's case, at any time thereafter).

14.INDEMNIFICATION. During Executive's employment by the Company, and thereafter, Executive will be indemnified and held harmless for their activities as an employee to the fullest extent provided by the governing documents of the Company.

15.LIABILITY INSURANCE. During Executive's employment by the Company, the Company will cover Executive under directors' and officers' liability insurance in the same amount and to the same extent as the Company Group covers its directors and senior executive employees.
16.AMENDMENT OR ALTERATION. No amendment or alteration of the terms of this Agreement will be valid unless made in writing and signed by both of the parties hereto. Any amendment or alteration of this Agreement in violation of this section shall be void.

17.GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Rhode Island applicable to agreements made and to be performed therein. The parties hereto consent to the exclusive jurisdiction of the state and federal courts located in Providence, Rhode Island, as well as to the jurisdiction of courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of, or in connection with, this Agreement or that otherwise arises out of the employment relationship. Each of the parties agrees that a final and non-appealable judgment in any action so brought will be conclusive and may be enforced by suit on the judgment in any jurisdiction within or outside the United States or in any other manner provided in law or in equity. Each party hereby expressly waives (a) any and all rights to bring any suit, action or other proceeding in or before any court or tribunal other than the courts described above, and covenants that it will not seek in any manner to resolve any dispute other than as set forth in this paragraph, and (b) any and all objections either may have to venue, including the Inconvenience of such forum, in any of such courts. In addition, each party consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement. Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Sections 10, 11, 12 or 13 will be subject to the limitations in this Section 17.

18.SEVERABILITY. The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction will not affect any other provision of this Agreement, which will remain in full force and effect.

19.WITHHOLDING. The Company shall deduct and withhold from the payments to be made to Executive hereunder all amounts required to be deducted and withheld under the provisions of any applicable statute, law, regulation or ordinance now or hereafter enacted, or as otherwise authorized by Executive in writing.

20.SECTION 409A. The parties intend that any amounts payable under this Agreement, and the Company's and Executive's exercise of authority or discretion hereunder, comply with the provisions of Section 409A of the Code (“Section 409A”). To the extent Executive would otherwise be entitled to any payment under this Agreement, or any plan or arrangement of the Company Group, that constitutes a “deferral of compensation” subject to Section 409A and that if paid during the six (6) months beginning on the date of termination of Executive's employment would be subject to the Section 409A additional tax because Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment will be paid to Executive on the earlier of the six (6) month anniversary of their date of termination or on the date of their death. To the extent Executive would otherwise be entitled to any benefit (other than a payment) during the six (6) months beginning on termination of Executive's employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of the first day following the six (6) month anniversary of Executive's date of termination or on the date of their death. Any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A will be paid or provided only upon a “separation from service” as defined in Treas. Reg.§ 1.409A-1(h). Each payment made under this Agreement will be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement will be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. § 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. §§ 1.409A-1 through A-6. With respect to any amount of expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement, to the extent such payment or benefit would be considered deferred compensation under Section 409A or is required to be included in Executive's gross income for federal income tax purposes, such expenses (including expenses associated with in-kind benefits) will be reimbursed no later than December 31st of the year following the year in which Executive incurs the related expenses. In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will Executive's right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit. Notwithstanding anything herein to the contrary, no particular tax result for Executive with respect to any income recognized by Executive in connection with this Agreement is guaranteed, and Executive will be responsible for any and all income taxes due with respect to the arrangements contemplated by this Agreement.

21.ADDITIONAL COMPANY COVENANTS. For purposes of this Section 21: (a) “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax and (b) “Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise. The parties hereto agree to work in good faith in order to mitigate the potential impact of the Excise Tax on Executive. In the event that the Company determines (after consulting with an independent accounting or compensation consulting company) that any Payment would subject Executive to the Excise Tax, then the Payments will be reduced to the extent necessary so that no portion thereof is subject to the Excise Tax.

22.NOTICES. All notices and other communications required or permitted hereunder will be in writing and will be deemed given when delivered (a) personally, (b) by registered or certified mail, postage prepaid with return receipt requested, (c) by PDF email scan with evidence of completed transmission, or (d) delivered by overnight courier to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:    Twin River Management Group, Inc.
100 Westminster Street, 11th Floor Providence, Rhode Island 02903
Attn: Executive VP, General Counsel & Compliance Officer
If to Executive:    Executive's most recent home address, as set forth in the
employment records of the Company

23.COUNTERPARTS AND FACSIMILE/PDF SIGNATURES.    This Agreement may be
signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together will be deemed an original of this Agreement. For purposes of this Agreement, a facsimile or PDF copy of a party's signature will be sufficient to bind such party.

24.WAIVER OF BREACH. It is agreed that a waiver by either party of a breach of any provision of this Agreement will not operate, or be construed, as a waiver of any subsequent breach by that same party.

25.ENTIRE AGREEMENT AND BINDING EFFECT. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof (with the exception of documents related to performance requirements for Annual Bonuses and senior executive equity plans in force during the course of employment), supersedes all prior and contemporaneous agreements, both written and oral, between the parties with respect to the subject matter hereof (including any employment agreement previously entered into by the Company (or any of their respective predecessors) and Executive). This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns; provided, however, that Executive will not be entitled to assign or delegate any of their rights or obligations hereunder without the prior written consent of the Company. It is intended that Sections 10, 11, 12 and 13 are to the benefit of each of Bally’s Corporation, the Company and each other member of the Company Group, each of which is entitled to enforce the provisions of Sections 10, 11, 12 and 13 and is deemed to be an intended third-party beneficiary of this Agreement.

26.SURVIVAL. The obligations of the parties under this Agreement that by their nature may require either partial or total performance after the expiration or termination of the

Term or this Agreement (including those under Sections 10, 11, 12 and 13) shall survive any termination or expiration of this Agreement.

27.FURTHER ASSURANCES. The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

28.CONSTRUCTION OF AGREEMENT. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision. Unless otherwise indicated, any reference to a “Section” means a Section of this Agreement. The word “including” (in its various forms) means including without limitation. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.
29.HEADINGS. The Section headings appearing in this Agreement are for the purposes of easy reference and are not considered a part of this Agreement nor do any Section heading(s) in any way modify, amend and/or affect any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the respective dates set forth below, to be effective as of the Effective Date.

By:	/s/ Lee Fenton	Date:	10/19/2022
Lee Fenton
Chief Executive Officer

/s/ Kim Barker Lee		Date:	October 14, 2022
Kim Barker Lee